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                                                                       EXHIBIT 5

                                                                October 18, 1994

Fleet Financial Group, Inc.
50 Kennedy Plaza
Providence, RI 02903

     Re:  Fleet Financial Group, Inc. Amended and Restated
          1992 Stock Option and Restricted Stock Plan
        --------------------------------------------------------------

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Fleet Financial Group, Inc. (the "Company") with the Securities and Exchange Commission on October 18, 1994 in connection with the registration under the Securities Act of 1933, as amended, of 6,500,000 additional shares of the Company's Common Stock, $1.00 par value, including the associated preferred share purchase rights (the "Common Stock"), to be issued pursuant to the Company's Amended and Restated 1992 Stock Option and Restricted Stock Plan (the "Plan").

     We have served as counsel for the Company and, as such, have assisted in the organization thereof under the laws of the State of Rhode Island and are familiar with all corporate proceedings since its organization. We have examined the following documents and records:

          1.  The Restated Articles of Incorporation of the Company, as amended;

          2.  The By-laws of the Company;

          3.  The Plan;
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Fleet Financial Group, Inc.
October 18, 1994
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          4.  All corporate minutes and proceedings of the Company relating to the Plan and the issuance of the Common Stock being registered under the Registration Statement; and

          5.  The specimen certificate of Common Stock.

     We have also examined such further documents, records and proceedings as we have deemed pertinent in connection with the issuance of said Common Stock. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the completeness and authenticity of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, and the validity of all laws and regulations.

     We are qualified to practice law in the State of Rhode Island and we do not purport to express any opinion herein concerning any law other than the laws of the State of Rhode Island and the federal law of the United States.

     Based upon such examination, it is our opinion that the Common Stock being registered by the Registration Statement, when issued and paid for as contemplated by the Plan, assuming due execution of the certificates therefor, will be legally issued, fully paid and non-assessable.

     V. Duncan Johnson, a partner of Edwards & Angell, is a director of Fleet National Bank, a subsidiary of the Company, and beneficially owns 4,052 shares of Common Stock.

     We hereby consent to the use of our name in and the use of this opinion in connection with the Registration Statement and all amendments thereto.

                                            Very truly yours,
                                            EDWARDS & ANGELL
                                                   /S/  V. DUNCAN JOHNSON
                                            By:.................................
                                                     V. DUNCAN JOHNSON
                                                          PARTNER